CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Prudential Financial Floating Rate Retail Medium-Term Notes Due April 15, 2008	$30,000,000	$3,210

(1)	Excludes accrued interest, if any.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, registration fees were paid with respect to unsold securities that were previously registered pursuant to Registration Statement Nos. 333-123240, 333-123240-01 and 333-123240-02 and were carried forward. Prudential Financial is offsetting the $3,210 registration fee with respect to the $30,000,000 Prudential Financial Floating Rate Retail Medium-Term Notes Due April 15, 2008 offered by means of this pricing supplement against those registration fees carried forward, and $108,242.64 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Prudential Financial Retail Medium-Term Notes, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-132469, 333-132469-01 and 333-132469-02

Pricing Supplement No. 124 – dated April 5, 2006

(to Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds to Issuer	Coupon Type	Interest Rate Basis	Spread
74432RAD5	$30,000,000	99.75%* $29,925,000.00	0.02% $6,000.00	99.73% $29,919,000.00	Floating	LIBOR	0.00%

Index Maturity	Interest Reset Dates	Maximum Interest Rate	Day Count Basis	Issue Date	Interest Payment Frequency	1st Interest Payment Date	Maturity Date	Survivor’s Option	Product Ranking/ Collateral Type	Moody’s Rating	S&P Rating
3 months	QUARTERLY on the 15th of January, April, July and October commencing July 15th, 2006	5.50%	Actual/360, modified following, adjusted	April 17, 2006	QUART- ERLY	July 15, 2006	April 15, 2008	No	Senior Unsecured Notes	A3	A

Redemption Information: Non-Callable.

Lead Agent: Banc of America Securities LLC Purchasing Agent: Deutsche Bank Securities Inc. Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Incapital LLC, Merrill Lynch & Co., Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc.

Prudential Financial, Inc.

Pricing Date: April 5, 2006
Settlement Date: April 17, 2006

Minimum Denomination/Increments:
$1,000.00/$1,000.00

Initial trades settle flat and clear SDFS:
DTC Book Entry only
DTC Number 573 via Deutsche Bank Securities Inc.

Prudential Financial, Inc. $2,500,000,000 Prudential Financial Retail Medium-Term Notes Prospectus dated16-Mar-06 and Prospectus Supplement dated 16-Mar-06
The Prudential Financial, Inc. Retail Medium-Term Notes will be represented by a master global note in fully registered
form, without coupons. The master global note will be
deposited with, or on behalf of, DTC and registered in the
name of a nominee of DTC, as depository, or another
depository as may be named in a subsequent pricing
supplement.

* Note: In connection with this offering, subsequent resale of the notes by other broker-dealers will be at a price above 99.75%.

Deutsche Bank Securities